Exhibit 99.1
Jazz Pharmaceuticals Announces Full Year and Fourth Quarter 2022 Financial Results
and Provides 2023 Financial Guidance

Strong Execution Drove Record Revenues in 2022 of $3.7 billion, an increase of 18% over 2021
Positioned for Total Revenue and Net Income Growth in 2023
Xywav Enters 2023 as the Oxybate Therapy of Choice and Company’s Largest Product by Net Sales
Enhanced Investment in R&D to Advance Pipeline towards Key Value Inflection Points in 2023 and 2024
Company is Well-Positioned to Achieve Vision 2025

DUBLIN, March 1, 2023 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the full year and fourth quarter of 2022 and provided financial guidance for 2023.

“2022 was a year of significant execution across our business that exemplified our purpose to innovate to transform the lives of patients and their families and advanced Jazz towards achieving Vision 2025. Our substantial top-line growth was led by the strength of our commercial franchises, including the continued adoption of Xywav® across both narcolepsy and idiopathic hypersomnia (IH), meaningful Epidiolex® growth, and robust demand for Rylaze®, driven by critical unmet patient need,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals. “In addition to achieving considerable revenue growth in 2022, we generated $1.3 billion in cash from operations and significantly improved our operational efficiency in line with our objectives for Vision 2025. Our strong financial performance, alongside a more disciplined approach to capital allocation, allowed us to delever our balance sheet six months ahead of our stated target, while investing in multiple strategic transactions that have the potential to create meaningful long-term value for patients and shareholders. We are proud of our 2022 accomplishments, which position us in 2023 to grow our top-line revenues through continued commercial execution, enhance our pipeline investments in innovation, and demonstrate continued progress towards achieving Vision 2025.”

“Building on several transformative years for R&D at Jazz, we have enhanced the breadth and depth of our pipeline, as well as our capabilities. In 2022, we added three promising candidates to our pipeline: zanidatamab, a late-stage novel HER2-targeted bispecific antibody with biparatopic binding, JZP441, an orexin-2 receptor agonist, and JZP898, a differentiated, conditionally-activated interferon alpha (IFNα) INDUKINE™ molecule. We’re very encouraged by the positive top-line results from the pivotal trial of zanidatamab in biliary tract cancers (BTC) and the first overall survival data for zanidatamab from the Phase 2 first-line (1L) metastatic gastroesophageal adenocarcinoma (GEA) trial that was announced at ASCO GI,” said Rob Iannone, M.D., M.S.C.E., executive vice president, global head of research and development of Jazz Pharmaceuticals. “With the initiation of multiple clinical trials in 2022, we continue to expand our pipeline into disease areas with significant unmet patient need and market potential, including difficult-to-treat cancers and Parkinson’s disease tremor, and we’ve rapidly progressed JZP441 since bringing it in-house to enable initial proof-of-concept in healthy volunteers in 2023. We enter 2023 with meaningfully increased investment in R&D, which coupled with our upcoming catalysts and expanded capabilities, gives us confidence in delivering sustainable long-term value.”

Key Highlights

Business and Execution
•Xywav became the Company's largest product by net sales in 4Q22, annualizing at more than $1 billion as a result of continued adoption in both narcolepsy and IH.
•Achieved a significant milestone exiting October 2022, with more narcolepsy patients taking Xywav than Xyrem®. Expect Xywav to remain the oxybate of choice in 2023.
•Epidyolex® delivered compelling growth in 4Q22 and is now launched and reimbursed in all five key European markets: United Kingdom, Germany, Italy, Spain and France.

•Received U.S. Food and Drug Administration (FDA) approval of Rylaze supplemental Biologics Licensing Application (sBLA) for Monday/Wednesday/Friday (MWF) intramuscular (IM) dosing.
•Strategic corporate development further expanded R&D pipeline with the addition of zanidatamab, a novel late-stage oncology asset.
•Positive top-line results from the pivotal trial of zanidatamab in BTC in December 2022 and the first overall survival data for zanidatamab from a Phase 2 trial in 1L HER2-expressing metastatic GEA in January 2023.
•Enrolled the first patient in a Phase 2 trial for suvecaltamide (JZP385) in Parkinson's disease tremor in 4Q22.

Financial
•Growing and durable commercial franchises drove 2022 total revenues of $3.7 billion; 18% increase compared to 2021.
•Successfully delevered balance sheet in 2022; exiting the year at 2.9x adjusted net leverage ratio1.
•Focus on disciplined capital allocation and operational excellence drove:
◦Significantly increased cash from operations of $1.3 billion for the year ended December 31, 2022 compared to $779 million in 2021.
◦Improved leverage of selling, general and administrative (SG&A) expenses, which as a percentage of sales decreased significantly in 4Q22 and FY22 relative to the same periods in 2021.
◦Ability to invest nearly $450 million in strategic transactions in 2022, while still achieving net leverage target.
•2023 total revenue guidance of $3,675 to $3,875 million, 3% growth at the mid-point.
◦Total revenue guidance is underpinned by expectations of continued growth in net sales of Xywav, Epidiolex/Epidyolex and the oncology portfolio, a continued decline in net sales of Xyrem and royalties on net sales of Authorized Generics of Xyrem.
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1.On a non-GAAP adjusted basis. Non-GAAP net leverage ratio is a non-GAAP financial measure. For further information, see "Non-GAAP Financial Measures."

Business Updates

Key Commercial Products
Oxybate (Xywav and Xyrem):
•Net product sales for the combined oxybate business increased 10% to $1,978.9 million in 2022 and increased 12% to $528.9 million in 4Q22 compared to the same periods in 2021.
•Average active oxybate patients on therapy was approximately 18,000 in 4Q22, an increase of 11% compared to the same period in 2021.

Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 79% to $958.4 million in 2022 and increased 54% to $281.4 million in 4Q22 compared to the same periods in 2021.
•Xywav became the Company's largest product by net product sales in 4Q22, annualizing at more than $1 billion as a result of continued adoption in both narcolepsy and IH.
•There were approximately 10,300 active Xywav patients exiting 4Q22.

Xywav for Narcolepsy:
•There were approximately 8,550 narcolepsy patients taking Xywav exiting 4Q22.
•Achieved another significant milestone exiting October 2022, with more narcolepsy patients taking Xywav than Xyrem.

•The benefits of lowering sodium intake continue to resonate with patients and prescribers. In June 2021, FDA recognized seven years of Orphan Drug Exclusivity (ODE), through July 2027, for Xywav and published its summary of clinical superiority findings.

Xywav for Idiopathic Hypersomnia (IH):
•There were approximately 1,750 IH patients taking Xywav exiting 4Q22.
•The Company has achieved its goal of obtaining similar payer coverage to narcolepsy, with coverage now at approximately 90% of commercial lives for IH.
•The Company launched Xywav, the first and only treatment approved by FDA for IH, in November 2021. Initial launch efforts have focused on the approximately 37,000 currently diagnosed patients in the U.S. who are actively seeking healthcare. Healthcare providers are excited to have a treatment option with positive and compelling clinical trial results that addresses IH and not just its symptoms.
•FDA recognized ODE for IH in January 2022, extending regulatory exclusivity to August 2028.

Xyrem (sodium oxybate) oral solution:
•Xyrem net product sales decreased 19% to $1,020.5 million in 2022 and decreased 14% to $247.5 million in 4Q22 compared to the same periods in 2021, reflecting the continued adoption of Xywav by patients with narcolepsy.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 12%, on a proforma basis, to $736.4 million in 2022 and increased 7% to $207.0 million in 4Q22 compared to the same periods in 2021.
•The Company successfully completed the pricing and reimbursement process and the commercial launch of Epidyolex in France in 4Q22. Epidyolex is now launched in all five key European markets: United Kingdom, Germany, Italy, Spain and France.
•In 4Q22, the Company enrolled the first patient in a pivotal Phase 3 trial of Epidyolex for Dravet syndrome, Lennox-Gastaut syndrome and tuberous sclerosis in Japan.

Zepzelca® (lurbinectedin):
•Zepzelca net product sales increased 9% to $269.9 million in 2022 and increased 11% to $72.0 million in 4Q22 compared to the same periods in 2021.
•The Company is pleased Zepzelca continues to be the treatment of choice in the second-line (2L) small cell lung cancer (SCLC) setting.
•Zepzelca development program highlights:
◦The EMERGE-201 Phase 2 basket trial evaluating Zepzelca as monotherapy in select relapsed/refractory solid tumors is ongoing.
◦Phase 3 trial in partnership with F. Hoffmann-La Roche Ltd (Roche) to evaluate 1L use of Zepzelca in combination with Tecentriq® (atezolizumab), compared to Tecentriq alone, as maintenance therapy in patients with extensive-stage SCLC after induction chemotherapy is ongoing. The Company expects complete enrollment in the trial by the end of 2023.
◦The Company's partner, PharmaMar, is conducting the Phase 3 confirmatory trial, LAGOON, in 2L SCLC. If positive, this trial could confirm the benefit of Zepzelca in the treatment of SCLC when patients progress following 1L treatment with a platinum-based regimen.

Rylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze net product sales were $281.7 million in 2022 compared to $85.6 million in 2021, following commercial launch in July 2021, and increased 25% to $81.0 million in 4Q22 compared to the same period in 2021.
•Strong demand for Rylaze in the first year of launch reflects the significant unmet patient need for a high-quality, reliable supply of Erwinia asparaginase for patients with acute lymphoblastic leukemia.

•In November 2022, the Company received FDA approval for a MWF IM dosing schedule for Rylaze.
•In May 2022, the Company completed the Marketing Authorization Application submission to European Medicines Agency for a MWF dosing schedule and IM and intravenous (IV) administration for JZP458 (approved as Rylaze in the U.S.) with potential for approval in 2023. The Company is also advancing the program for potential submission, approval and launch in Japan.
•In April 2022, the Company submitted an sBLA for IV administration. In February 2023, the Company received a complete response letter from FDA requesting additional clinical data on the IV administration of Rylaze. There is no impact on the approved product labeling for Rylaze IM administration.

Corporate Development
Zanidatamab Agreement1:
•On October 19, 2022, the Company and Zymeworks Inc. announced an exclusive licensing and collaboration agreement1 and on December 21, 2022, Jazz and Zymeworks announced Jazz exercised its option to continue with the exclusive development and commercialization rights to zanidatamab in key markets, including the U.S., Europe and Japan.
•Initial focus is in BTC and GEA with potential to transform the current standard of care in multiple HER2-expressing cancers.
•In December 2022, Zymeworks announced positive top-line data from the pivotal HERIZON-BTC-01 clinical trial investigating zanidatamab as monotherapy in patients with previously treated HER2-amplified and expressing BTC. Zanidatamab as monotherapy produced a confirmed objective response rate (cORR) of 41.3% and median duration of response of 12.9 months in patients.
•In January 2023, the Company and Zymeworks announced the first overall survival data of 84% at 18 months from a Phase 2 trial of zanidatamab in combination with chemotherapy in 1L patients with HER2-expressing metastatic GEA.
•The pivotal trial, HERIZON-GEA-01, evaluating zanidatamab in 1L GEA is ongoing and top-line data are expected in 2024.
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1.Exclusive development and commercialization rights to zanidatamab across all indications in the United States, Europe, Japan and all other territories except for those Asia/Pacific territories previously licensed by Zymeworks.

Key Pipeline Highlights
JZP150:
•JZP150, a selective fatty acid amide hydrolase, or FAAH, inhibitor, is in clinical development for the potential treatment of post-traumatic stress disorder (PTSD).
•Patient enrollment is ongoing and top-line data read-out is anticipated in late 2023.
•The Company received Fast Track Designation for JZP150 development in PTSD from FDA, underscoring the significant unmet medical needs of patients.

Suvecaltamide (JZP385):
•Suvecaltamide, a highly selective modulator of T-type calcium channels, is in clinical development for the treatment of essential tremor (ET) and Parkinson's disease tremor.
•Patient enrollment is ongoing in the Phase 2b ET trial and top-line data read-out is anticipated in 1H24.
•In 4Q22, the first patient was enrolled in a Phase 2 trial in patients with Parkinson's disease tremor.

JZP441:
•JZP441, is a potent, highly selective oral orexin-2 receptor agonist designed to activate orexin signaling with the potential to be applicable in the treatment of narcolepsy, IH and other sleep disorders.
•In 4Q22, the first participant was enrolled into the Phase 1 development program to evaluate safety, tolerability, pharmacokinetics and pharmacodynamics of JZP441 in sleep-deprived healthy volunteers.
•The Company expects initial proof of concept in healthy volunteers in 2023.

JZP815:
•The Company enrolled the first patient in a Phase 1 trial evaluating JZP815 in patients with advanced or metastatic solid tumors with MAPK pathway alterations.
•The pan-RAF inhibitor program is part of a novel class of next-generation precision oncology therapies that has the potential to benefit cancer patients with high unmet needs in multiple different solid tumors.

JZP898:
•JZP898 is an engineered IFNα cytokine pro-drug that is activated specifically within the tumor microenvironment where it can stimulate IFNα receptors on cancer-fighting immune effector cells. The aim is to minimize the severe toxicities that have been observed with systemically active recombinant IFNα therapy and maximize clinical benefit when administered as monotherapy or in combination with other agents. Type 1 interferon signal transduction by IFNα agonism is a clinically validated mechanism of action, and IFNα has been shown to work synergistically in combination with other proven therapies including immune checkpoint inhibitors, targeted therapies and chemotherapy. This allows for potential application across a wide range of cancer types, combination regimens and lines of therapy.
•The Company expects to file an Investigational New Drug application for JZP898 in the U.S. this year.

Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2022	2021	2022	2021
Total revenues	$972,123	$896,731	$3,659,374	$3,094,238
GAAP net loss	$(240,724)	$(35,351)	$(224,060)	$(329,668)
Non-GAAP adjusted net income (loss)	$(4,239)	$262,012	$933,598	$992,824
GAAP loss per share	$(3.82)	$(0.57)	$(3.58)	$(5.52)
Non-GAAP adjusted EPS[1,2]	$(0.07)	$4.21	$13.20	$16.23
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1.Adjusted EPS for the year ended December 31, 2022, was impacted by $1.48 per share following the adoption of ASU 2020-06. There was no related impact on adjusted EPS for the three months ended December 31, 2022, as the potential issue of ordinary shares upon exchange of the Company's Exchangeable Senior Notes was anti-dilutive.
2.The Company adopted ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, (ASU 2020-06) on January 1, 2022. Following adoption, diluted EPS must be calculated using the if-converted method which assumes full conversion of our Exchangeable Senior Notes.

GAAP net loss for 2022 was $(224.1) million, or $(3.58) per diluted share, compared to $(329.7) million, or $(5.52) per diluted share, for 2021. GAAP net loss for 4Q22 was $(240.7) million, or $(3.82) per diluted share, compared to $(35.4) million, or $(0.57) per diluted share, for 4Q21.
Non-GAAP adjusted net income for 2022 was $933.6 million, or $13.20 per diluted share, compared to $992.8 million, or $16.23 per diluted share, for 2021. Non-GAAP adjusted net loss for 4Q22 was

$(4.2) million, or $(0.07) per diluted share, compared to non-GAAP adjusted net income of $262.0 million, or $4.21 per diluted share, for 4Q21.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2022	2021	2022	2021
Xyrem	$247,496	$288,765	$1,020,453	$1,265,830
Xywav	281,384	182,654	958,425	535,297
Total Oxybate	528,880	471,419	1,978,878	1,801,127
Epidiolex/Epidyolex[1]	206,998	193,786	736,398	463,645
Sativex[1]	4,721	4,649	16,825	12,707
Sunosi[2]	—	14,933	28,844	57,914
Total Neuroscience	740,599	684,787	2,760,945	2,335,393
Zepzelca	71,969	64,836	269,912	246,808
Rylaze	80,972	64,955	281,659	85,629
Vyxeos	30,266	34,764	127,980	134,060
Defitelio/defibrotide	40,653	42,511	194,290	197,931
Erwinaze/Erwinase	—	—	—	69,382
Total Oncology	223,860	207,066	873,841	733,810
Other	3,067	1,030	6,643	9,798
Product sales, net	967,526	892,883	3,641,429	3,079,001
Royalties and contract revenues	4,597	3,848	17,945	15,237
Total revenues	$972,123	$896,731	$3,659,374	$3,094,238
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1.Net product sales for Epidiolex/Epidyolex and Sativex are included from the acquisition of GW Pharmaceuticals plc, or GW, on May 5, 2021.
2.Net product sales for Sunosi U.S. are included until the date of divestment to Axsome Therapeutics, or Axsome, on May 9, 2022.

Total revenues increased 18% in 2022 and 8% in 4Q22 compared to the same periods in 2021.
•Neuroscience net product sales in 2022 increased 18% to $2,760.9 million compared to 2021 primarily driven by the inclusion of Epidiolex/Epidyolex net product sales for the full year and oxybate net product sales which increased 10% to $1,978.9 million. Neuroscience net product sales in 4Q22 increased 8% to $740.6 million compared to 4Q21 primarily driven by increased Xywav and Epidiolex net product sales, partially offset by the decline in Xyrem revenues, reflecting the continued adoption of Xywav by patients with narcolepsy.
•Oncology net product sales in 2022 increased 19% to $873.8 million compared to 2021 primarily driven by the inclusion of Rylaze net product sales for the full year, following its launch in July 2021. Oncology net product sales in 4Q22 increased 8% to $223.9 million compared to 4Q21 primarily driven by Rylaze net product sales, which increased 25% to $81.0 million.

Operating Expenses and Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2022	2021	2022	2021
GAAP:
Cost of product sales	$167,364	$136,153	$540,517	$440,760
Gross margin	82.7%	84.8%	85.2%	85.7%
Selling, general and administrative	$383,203	$398,462	$1,416,967	$1,451,683
% of total revenues	39.4%	44.4%	38.7%	46.9%
Research and development	$172,555	$155,443	$590,453	$505,748
% of total revenues	17.8%	17.3%	16.1%	16.3%
Acquired in-process research and development	$375,000	$—	$444,148	$—
Impairment charge	$—	$—	$133,648	$—
Income tax expense (benefit)(1)	$(100,042)	$(12,467)	$(158,645)	$216,116
Effective tax rate(1)	29.4%	27.8%	42.6%	(191.5)%
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1.    The GAAP income tax benefit for 4Q22 and 2022, increased as a result of the tax impact of payments made for acquired in-process research and development (IPR&D) in those periods. The income tax benefit for 2022, also includes the tax impact of an impairment of acquired IPR&D related to nabiximols. The GAAP income tax expense for 2021, included an expense of $259.9 million related to the change in the statutory tax rate in the U.K.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2022	2021	2022	2021
Non-GAAP adjusted:
Cost of product sales	$93,386	$58,110	$251,941	$205,401
Gross margin	90.3%	93.5%	93.1%	93.3%
Selling, general and administrative	$319,763	$328,656	$1,134,703	$1,105,048
% of total revenues	32.9%	36.7%	31.0%	35.7%
Research and development	$160,105	$140,101	$521,085	$451,026
% of total revenues	16.5%	15.6%	14.2%	14.6%
Acquired in-process research and development	$375,000	$—	$444,148	$—
Income tax expense (benefit)(1)	$(43,301)	$37,254	$94,695	$148,764
Effective tax rate(1)	92.6%	12.3%	9.1%	13.0%
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1.    The non-GAAP adjusted income tax expense (benefit), for 4Q22 and 2022, includes the tax impact of payments made for acquired IPR&D in those periods.

Changes in operating expenses in 2022 and 4Q22 over the prior year periods are primarily due to the following:
•Cost of product sales increased in 2022 and 4Q22 compared to the same periods in 2021, on a GAAP and on a non-GAAP adjusted basis, due to an expense for past royalties payable under a settlement agreement with Otsuka Pharmaceutical Co., Ltd. In addition, cost of product sales, on a GAAP basis, in 2022 included increased inventory fair value step-up expense of $50.3 million compared to 2021, driven by the inclusion of a full year expense.

•Selling, general and administrative (SG&A) expenses, on a GAAP basis, decreased in 2022 and 4Q22 compared to the same periods in 2021, due to lower GW acquisition related transaction and integration expenses and lower Sunosi® (solriamfetol) related costs, offset by restructuring costs and costs related to program terminations and increased investment in sales and marketing, primarily relating to Xywav and, for the full year period, the inclusion of GW related headcount costs for the full year and the loss on the disposal of Sunosi. SG&A expenses, on a non-GAAP adjusted basis, increased in 2022 compared to 2021 primarily due to the inclusion of GW related headcount costs for the full year and increased investment in sales and marketing, offset by lower Sunosi related costs. SG&A expenses, on a non-GAAP adjusted basis, decreased in 4Q22 compared to 4Q21 primarily due to lower Sunosi related costs, offset by increased investment in sales and marketing.
•Research and development (R&D) expenses increased in 2022 and 4Q22 compared to the same periods in 2021, on a GAAP and on a non-GAAP adjusted basis, primarily due to the addition of costs related to zanidatamab, JZP898 and JZP441, and increased costs for JZP150, offset by a reduction in costs related to JZP458 (Rylaze), following its approval. R&D costs also increased in 2022, on a GAAP and on a non-GAAP adjusted basis, due to increased compensation related expenses driven by the inclusion of GW related headcount costs for the full period.
•Acquired in-process research and development (IPR&D) expense in 4Q22, on a GAAP and on a non-GAAP adjusted basis, related to payments of $375.0 million to Zymeworks, in connection with our licensing and collaboration agreement. Acquired IPR&D expense in 2022, on a GAAP and on a non-GAAP adjusted basis, also included upfront payments of $50.0 million to Sumitomo in relation to our licensing agreement and $15.0 million to Werewolf, in connection with our licensing and collaboration agreement.
•The impairment charge in 2022, on a GAAP basis, related to an acquired IPR&D asset impairment relating to the discontinuation of our nabiximols program.

Cash Flow and Balance Sheet
As of December 31, 2022, cash and cash equivalents were $881.5 million, and the outstanding principal balance of the Company’s long-term debt was $5.8 billion compared to $6.4 billion as of December 31, 2021. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500 million. For the year ended December 31, 2022, the Company generated $1,272.0 million of cash from operations. In September 2022 the Company made a voluntary payment of $300.0 million on the Dollar Term Loan and in March 2022 the Company repaid in full the $251.0 million remaining aggregate principal amount of the Euro Term Loan B.

2023 Financial Guidance
Jazz Pharmaceuticals' full year 2023 financial guidance is as follows:

(In millions)	Guidance
Revenues	$3,675 - $3,875
–Neuroscience (includes Xyrem authorized generic royalties)	$2,675 - $2,825
–Oncology	$950 - $1,050

(In millions, except per share amounts and percentages)	GAAP	Non-GAAP
Gross margin %	89%	93%[1,6]
SG&A expenses	$1,197 - $1,277	$1,045 - $1,105[2,6]
SG&A expenses as % of total revenues	31% - 35%	27% - 30%
R&D expenses	$739 - $797	$675 - $725[3,6]
R&D expenses as % of total revenues	19% - 22%	17% - 20%
Effective tax rate	(32)% - (8)%	9% - 11%[4,6]
Net income	$410 - $560	$1,240 - $1,310[6]
Net income per diluted share[5]	$5.90 - $7.90	$16.90 - $17.85[6]
Weighted-average ordinary shares used in per share calculations[5]	75	75
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1.Excludes $135-$155 million of amortization of acquisition-related inventory fair value step-up and $14-$16 million of share-based compensation expense.
2.Excludes $152-$172 million of share-based compensation expense.
3.Excludes $64-$72 million of share-based compensation expense.
4.Excludes 41%-19% from the GAAP effective tax rate of (32%)-(8%) relating to the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income, resulting in a non-GAAP adjusted effective tax rate of 9%-11%.
5.Diluted EPS calculations for 2023 include 9 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to net income of $28 million and $25 million, on a GAAP and on a non-GAAP adjusted basis, respectively, under the "if converted" method.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and, in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2023 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. GMT) to provide a business and financial update and discuss its 2022 full year and 4Q22 results and 2023 guidance.
Interested parties may register for the call in advance here or via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.
A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases - often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines and novel product candidates, from early- to late-stage development, in neuroscience and oncology. Within these therapeutic areas, we are identifying new options for patients by actively exploring small molecules and biologics, and through innovative delivery technologies and cannabinoid science. Jazz is headquartered in Dublin, Ireland and has employees around the globe, serving patients in nearly 75 countries. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (loss) (and the related per share measure) and its line item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (loss) (and the related per share measure) and its line item components exclude from GAAP reported net loss (and the related per share measure) and its line item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (loss) (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments and the impact of the change in the statutory tax rate in the U.K. In this regard, the components of non-GAAP adjusted net income (loss), including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income (loss) measure.
The Company also uses a non-GAAP net leverage ratio calculated as net debt (defined as total GAAP debt, net of cash and cash equivalents) divided by non-GAAP adjusted EBITDA for the most recent period of four consecutive completed fiscal quarters. EBITDA is defined as net loss before income taxes, interest expense, depreciation and amortization. Non-GAAP adjusted EBITDA is defined as EBITDA further adjusted to exclude certain other charges and adjustments as detailed in the non-GAAP net leverage ratio reconciliation table that follows and is calculated in accordance with the definition of Adjusted Consolidated EBITDA as set out in the Company's credit agreement entered into in May 2021 (the Credit Agreement).

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts' ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, to identify operating trends in the Company’s business and to understand the Company's ability to pay off its incurred debt. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2023 financial guidance and the Company’s expectations related thereto and anticipated catalysts; the Company’s expectations for total revenue growth in 2023 and anticipated product sales; expectations of continued growth in net sales of Xywav, Epidiolex/Epidyolex and the oncology portfolio; Vision 2025 and the Company’s progress related thereto; the Company’s development, regulatory and commercialization strategy; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities and submissions related thereto; the Company’s expectations for the potential of strategic transactions to create meaningful value for patients and shareholders; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates, including the potential of zanidatamab to transform the current standard of care in multiple HER2-expressing cancers; expectations with respect to the Company's license agreement with Zymeworks Inc.; expectations that Xywav will remain the oxybate of choice in 2023; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s expectation of sustainable growth and enhanced value as part of its Vision 2025; growing and diversifying the Company’s revenue, investing in its pipeline of novel therapies, and delivering innovative therapies for patients and the potential benefits of such therapies; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, and the anticipated timing thereof; potential regulatory approvals, including for Rylaze; the anticipated launch of Epidyolex in new markets and indications; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of and revenue from the Company’s oxybate products, Zepzelca and other key marketed products; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates, obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients such as those being experienced, and expected to continue to be experienced, by the Company as a result of the effects of the COVID-19 pandemic; the Company’s failure to realize the expected benefits of its acquisition of GW Pharmaceuticals, including the failure to realize the blockbuster potential of Epidiolex; the ultimate duration and severity of the COVID-19 pandemic and resulting global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets, rising interest rates and inflation; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, including as part of Vision 2025, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and future filings and reports by the Company including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Other risks and uncertainties of which the Company is not currently aware may also affect the Company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Product sales, net	$967,526	$892,883	$3,641,429	$3,079,001
Royalties and contract revenues	4,597	3,848	17,945	15,237
Total revenues	972,123	896,731	3,659,374	3,094,238
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	167,364	136,153	540,517	440,760
Selling, general and administrative	383,203	398,462	1,416,967	1,451,683
Research and development	172,555	155,443	590,453	505,748
Intangible asset amortization	137,387	157,293	599,169	525,769
Acquired in-process research and development	375,000	—	444,148	—
Impairment charge	—	—	133,648	—
Total operating expenses	1,235,509	847,351	3,724,902	2,923,960
Income (loss) from operations	(263,386)	49,380	(65,528)	170,278
Interest expense, net	(74,125)	(88,598)	(288,242)	(278,766)
Foreign exchange loss	(2,482)	(5,612)	(19,014)	(4,350)
Loss before income tax expense (benefit) and equity in loss of investees	(339,993)	(44,830)	(372,784)	(112,838)
Income tax expense (benefit)	(100,042)	(12,467)	(158,645)	216,116
Equity in loss of investees	773	2,988	9,921	714
Net loss	$(240,724)	$(35,351)	$(224,060)	$(329,668)

Net loss per ordinary share:
Basic	$(3.82)	$(0.57)	$(3.58)	$(5.52)
Diluted	$(3.82)	$(0.57)	$(3.58)	$(5.52)
Weighted-average ordinary shares used in per share calculations - basic	63,052	61,503	62,539	59,694
Weighted-average ordinary shares used in per share calculations - diluted	63,052	61,503	62,539	59,694

JAZZ PHARMACEUTICALS PLC
PRO FORMA NET PRODUCT SALES
(In thousands)
(Unaudited)
The following unaudited pro forma information represents the net product sales for the twelve months ended December 31, 2022, compared to the same period in 2021, as if the acquisition of GW had been completed on January 1, 2021:

	Year Ended December 31,
	2022	2021
Xyrem	$1,020,453	$1,265,830
Xywav	958,425	535,297
Total Oxybate	1,978,878	1,801,127
Epidiolex/Epidyolex	736,398	658,294
Sativex	16,825	18,474
Sunosi[1]	28,844	57,914
Total Neuroscience	2,760,945	2,535,809
Zepzelca	269,912	246,808
Rylaze	281,659	85,629
Vyxeos	127,980	134,060
Defitelio/defibrotide	194,290	197,931
Erwinaze/Erwinase	—	69,382
Total Oncology	873,841	733,810
Other	6,643	9,798
Product sales, net	$3,641,429	$3,279,417
___________________________
1.Net product sales for Sunosi U.S. are included until the date of divestment to Axsome of May 9, 2022.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$881,482	$591,448
Accounts receivable, net of allowances	651,493	563,360
Inventories	714,061	1,072,721
Prepaid expenses	91,912	131,413
Other current assets	267,192	252,392
Total current assets	2,606,140	2,611,334
Property, plant and equipment, net	228,050	256,837
Operating lease assets	73,326	86,586
Intangible assets, net	5,794,437	7,152,328
Goodwill	1,692,662	1,827,609
Deferred tax assets, net	376,247	311,103
Deferred financing costs	9,254	12,029
Other non-current assets	55,139	40,813
Total assets	$10,835,255	$12,298,639
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,758	$100,298
Accrued liabilities	803,255	666,304
Current portion of long-term debt	31,000	31,000
Income taxes payable	7,717	9,608
Deferred revenue	463	2,093
Total current liabilities	933,193	809,303
Deferred revenue, non-current	—	463
Long-term debt, less current portion	5,693,341	6,018,943
Operating lease liabilities, less current portion	71,838	87,200
Deferred tax liabilities, net	944,337	1,300,541
Other non-current liabilities	106,812	116,998
Total shareholders’ equity	3,085,734	3,965,191
Total liabilities and shareholders’ equity	$10,835,255	$12,298,639

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Net cash provided by operating activities	$1,271,977	$778,507
Net cash used in investing activities	(446,230)	(5,212,143)
Net cash (used in) provided by financing activities	(529,491)	3,970,522
Effect of exchange rates on cash and cash equivalents	(6,222)	(3,207)
Net increase (decrease) in cash and cash equivalents	$290,034	$(466,321)

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP reported net loss	$(240,724)	$(35,351)	$(224,060)	$(329,668)
Intangible asset amortization	137,387	157,293	599,169	525,769
Impairment charge[1]	—	—	133,648	—
Share-based compensation expense	61,767	46,490	218,194	169,921
Transaction and integration related expenses[2]	—	42,253	23,560	243,710
Non-cash interest expense[3]	5,971	26,600	37,973	92,655
Acquisition accounting inventory fair value step-up	70,203	74,448	273,392	223,085
(Income) costs related to disposal of a business[4]	(1,783)	—	47,756	—
Restructuring and other costs[5]	19,681	—	77,306	—
Income tax effect of above adjustments	(56,741)	(58,214)	(253,340)	(192,521)
Impact of U.K. tax rate change	—	8,493	—	259,873
Non-GAAP adjusted net income (loss)	$(4,239)	$262,012	$933,598	$992,824

GAAP reported net loss per diluted share[6]	$(3.82)	$(0.57)	$(3.58)	$(5.52)
Non-GAAP adjusted net income (loss) per diluted share[6]	$(0.07)	$4.21	$13.20	$16.23
Weighted-average ordinary shares used in diluted per share calculations - GAAP	63,052	61,503	62,539	59,694
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP	63,052	62,218	72,608	61,164
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Impairment charge related to the IPR&D asset impairment following the discontinuation of our nabiximols program.
2.Transaction and integration expenses related to the acquisition of GW.
3.Non-cash interest expense associated with debt discount and debt issuance costs.
4.Loss on disposal of Sunosi U.S. to Axsome and associated costs.
5.Includes restructuring costs and costs related to program terminations.
6.Diluted EPS for the 2022 periods was calculated using the “if-converted” method in relation to the Exchangeable Senior Notes. There was no impact on GAAP reported net loss per diluted share for the three and twelve months ended December 31, 2022, as the Exchangeable Senior Notes were anti-dilutive. There was no impact on non-GAAP adjusted net loss per diluted share for the three months ended December 31, 2022, as the Exchangeable Senior Notes were anti-dilutive. Non-GAAP adjusted net income per diluted share for the year ended December 31, 2022 includes 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to adjusted net income of $25.2 million.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED DECEMBER 31, 2022 and 2021
(In thousands, except percentages)
(Unaudited)

	Three months ended December 31, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax benefit	Effective tax rate (1)
GAAP Reported	$167,364	82.7%	$383,203	$172,555	$137,387	$375,000	$74,125	$(100,042)	29.4%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(137,387)	—	—	—	—
Share-based compensation expense	(3,835)	0.4	(43,875)	(14,057)	—	—	—	—	—
Income related to the disposal of a business	—	—	1,783	—	—	—	—	—	—
Restructuring and other costs	60	—	(21,348)	1,607	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(5,971)	—	—
Acquisition accounting inventory fair value step-up	(70,203)	7.2	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	56,741	63.2
Total of non-GAAP adjustments	(73,978)	7.6	(63,440)	(12,450)	(137,387)	—	(5,971)	56,741	63.2
Non-GAAP Adjusted	$93,386	90.3%	$319,763	$160,105	$—	$375,000	$68,154	$(43,301)	92.6%

	Three months ended December 31, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate
GAAP Reported	$136,153	84.8%	$398,462	$155,443	$157,293	$88,598	$(12,467)	27.8%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(157,293)	—	—	—
Share-based compensation expense	(3,260)	0.4	(32,029)	(11,201)	—	—	—	—
Transaction and integration related costs	(335)	—	(37,777)	(4,141)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(26,600)	—	—
Acquisition accounting inventory fair value step-up	(74,448)	8.3	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	58,214	(18.0)
Impact of U.K. tax rate change	—	—	—	—	—	—	(8,493)	2.5
Total of non-GAAP adjustments	(78,043)	8.7	(69,806)	(15,342)	(157,293)	(26,600)	49,721	(15.5)
Non-GAAP Adjusted	$58,110	93.5%	$328,656	$140,101	$—	$61,998	$37,254	12.3%
__________________________
(1)The GAAP and non-GAAP adjusted effective tax rates were derived from the income tax benefit, which include the tax impact of payments made for acquired IPR&D.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE YEAR ENDED DECEMBER 31, 2022 and 2021
(In thousands, except percentages)
(Unaudited)

	Year ended December 31, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Impairment charge	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$540,517	85.2%	$1,416,967	$590,453	$599,169	$133,648	$444,148	$288,242	$(158,645)	42.6%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(599,169)	—	—	—	—	—
Share-based compensation expense	(12,416)	0.3	(148,726)	(57,052)	—	—	—	—	—	—
Impairment charge	—	—	—	—	—	(133,648)	—	—	—	—
Costs related to the disposal of a business	—	—	(47,756)	—	—	—	—	—	—	—
Restructuring and other costs	(2,299)	0.1	(64,723)	(10,284)	—		—	—	—	—
Transaction and integration related expenses	(469)	—	(21,059)	(2,032)	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	—	(37,973)	—	—
Acquisition accounting inventory fair value step-up	(273,392)	7.5	—	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	—	253,340	(33.5)
Total of non-GAAP adjustments	(288,576)	7.9	(282,264)	(69,368)	(599,169)	(133,648)	—	(37,973)	253,340	(33.5)
Non-GAAP Adjusted	$251,941	93.1%	$1,134,703	$521,085	$—	$—	$444,148	$250,269	$94,695	9.1%

	Year ended December 31, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense	Effective tax rate (2)
GAAP Reported	$440,760	85.7%	$1,451,683	$505,748	$525,769	$278,766	$216,116	(191.5)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(525,769)	—	—	—
Share-based compensation expense	(10,591)	0.3	(117,673)	(41,657)	—	—	—	—
Transaction and integration related costs	(1,683)	0.1	(228,962)	(13,065)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(92,655)	—	—
Acquisition accounting inventory fair value step-up	(223,085)	7.2	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	192,521	(25.8)
Impact of U.K. tax rate change	—	—	—	—	—	—	(259,873)	230.3
Total of non-GAAP adjustments	(235,359)	7.6	(346,635)	(54,722)	(525,769)	(92,655)	(67,352)	204.5
Non-GAAP Adjusted	$205,401	93.3%	$1,105,048	$451,026	$—	$186,111	$148,764	13.0%
__________________________
(1)The GAAP effective tax rate was derived from the income tax benefit, which included the tax impacts of the payments made for acquired IPR&D and the impairment of acquired IPR&D related to nabiximols. The non-GAAP adjusted effective tax rate was derived from the income tax benefit, which included the tax impact of payments for acquired IPR&D made in the period.
(2)The GAAP effective tax rate was derived from the income tax expense, which included an expense of $259.9 million related to the change in the statutory tax rate in the U.K.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA CALCULATED IN ACCORDANCE WITH OUR CREDIT AGREEMENT AND CALCULATION OF NON-GAAP NET LEVERAGE RATIO
(In thousands, except ratio)
(Unaudited)
The following table provides a reconciliation of the Company’s GAAP net loss to non-GAAP Adjusted EBITDA (as calculated in accordance with the Credit Agreement) for the last twelve months, or LTM, ended December 31, 2022 and the calculation of the Company’s non-GAAP net leverage ratio:

LTM Ended December 31, 2022
GAAP net loss	$(224,060)
Interest expense, net	288,242
Income tax benefit	(158,646)
Depreciation and amortization	629,471
Non-GAAP EBITDA	535,007
Transaction and integration related expenses	23,560
Share-based compensation expense	218,194
Acquisition accounting inventory fair value step-up	273,392
Restructuring and other costs	77,306
Impairment charge	133,648
Upfront and milestone payments	450,396
Costs related to the disposal of a business	47,756
Other	(79,693)
Non-GAAP adjusted EBITDA related to the Sunosi business[2]	35,021
Non-GAAP Adjusted EBITDA[1]	$1,714,587

At December 31, 2022
Calculation of Net Debt:
Total GAAP debt	$5,828,500
Cash and cash equivalents	(881,482)
Net Debt	$4,947,018

Calculation of Non-GAAP Net Leverage Ratio:
Non-GAAP Net Leverage Ratio based on non-GAAP Adjusted EBITDA[1]	2.9
____________________________________
1.Non-GAAP Adjusted EBITDA is calculated in accordance with the definition of Consolidated Adjusted EBITDA as set out in the Credit Agreement.
2.In accordance with the Credit Agreement, non-GAAP Adjusted EBITDA reflects the divestment of Sunosi to Axsome as if the divestment had occurred at the beginning of the LTM ended December 31, 2022, and this adjustment represents the non-GAAP Adjusted EBITDA of the Sunosi business for the period.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2023 NET INCOME GUIDANCE
(In millions, except per share amounts)
(Unaudited)

GAAP net income	$410 - $560
Intangible asset amortization	555 - 595
Acquisition accounting inventory fair value step-up	135 - 155
Share-based compensation expense	230 - 260
Non-cash interest expense	20 - 30
Income tax effect of above adjustments	(190) - (210)
Non-GAAP adjusted net income	$1,240 - $1,310

GAAP net income per diluted share	$5.90 - $7.90
Non-GAAP adjusted net income per diluted share	$16.90 - $17.85

Weighted-average ordinary shares used in per share calculations - GAAP and non-GAAP	75

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948